                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        ALLIANCE CAPITAL MANAGEMENT L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                                   ALLIANCE LOGO

December 4, 1997

Dear Limited Partners and Unitholders:

     You are cordially invited to attend the Special Meeting of Limited Partners and Unitholders to be held at 9:00 a.m. on December 16, 1997 at the headquarters of Alliance Capital Management L.P., at 1345 Avenue of the Americas, New York, New York, in the Audio Visual Conference Room on the 41st floor. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Special Meeting and Proxy Statement.

     Regardless of whether you plan to attend the meeting, it is important that your interests be voted. Accordingly, we ask that you sign and return your Form of Voting Instructions as soon as possible in the envelope provided. If you do plan to attend the meeting, please mark the appropriate box on the Form of Voting Instructions.

     We appreciate your considering the enclosed proxy materials.

                                          Sincerely,

                                          /s/ DAVE H. WILLIAMS

                                          Dave H. Williams
                                          Chief Executive Officer and
                                          Chairman of the Board of
                                          Alliance Capital Management
                                          Corporation

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                      NOTICE OF SPECIAL MEETING OF LIMITED
                            PARTNERS AND UNITHOLDERS
                                   TO BE HELD
                               DECEMBER 16, 1997

To the Limited Partners and Unitholders
  of Alliance Capital Management L.P.:

     Notice is hereby given that a Special Meeting of Limited Partners and Unitholders (the "Special Meeting") of Alliance Capital Management L.P., a Delaware limited partnership (the "Partnership"), will be held in the Audio Visual Conference Room, 41st Floor at 1345 Avenue of the Americas, New York, New York 10105 at 9:00 a.m. on December 16, 1997, to consider the following proposals, which are more fully described in the accompanying Proxy Statement:

        - To approve and adopt the Partnership's 1997 Long Term Incentive Plan.

        - To approve amendments to the Partnership's Century Club Plan to increase by 400,000 the number of Units authorized for issuance under, and to modify the amendment procedure of, such plan.

        - To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Unitholders are invited to attend the Special Meeting in person. Whether or not you expect to attend, please sign, date and mail promptly the enclosed Form of Voting Instructions in the prepaid return envelope provided to ensure representation of the Limited Partnership Interests underlying your Units.

                                          By Order of the General Partner

                                          /s/ DAVID R. BREWER, JR.

                                          David R. Brewer, Jr.
                                          Senior Vice President, General
                                          Counsel and Secretary of
                                          Alliance Capital Management
                                          Corporation

New York, New York
December 4, 1997

                   YOUR INSTRUCTIONS FOR VOTING ARE IMPORTANT

     PLEASE INDICATE YOUR INSTRUCTIONS FOR VOTING THE LIMITED PARTNERSHIP INTERESTS UNDERLYING YOUR UNITS ON THE ENCLOSED FORM OF VOTING INSTRUCTIONS, SIGN AND DATE THE FORM, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE MAIL YOUR FORM OF VOTING INSTRUCTIONS PROMPTLY.

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                          1345 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10105
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is being furnished to the holders (the "Unitholders") of units (the "Units") representing assignments of beneficial ownership of limited partnership interests ("Limited Partnership Interests") in Alliance Capital Management L.P., a Delaware limited partnership (the "Partnership"), in connection with the solicitation by the Partnership of written instructions ("Voting Instructions") with respect to voting the Limited Partnership Interests underlying the Units for use at a Special Meeting (the "Special Meeting") of Limited Partners (as defined below) and Unitholders to be held in the Audio Visual Conference Room, 41st floor, at 1345 Avenue of the Americas, New York, New York, 10105 at 9:00 a.m. on December 16, 1997, and any adjournments or postponements thereof.

     The approximate date on which this Proxy Statement and the accompanying Form of Voting Instructions are being sent to Unitholders is December 4, 1997.

MATTERS TO BE CONSIDERED

     The primary purpose of the Special Meeting is to vote upon proposals to approve and adopt the Partnership's 1997 Long Term Incentive Plan (the "1997 Plan") ("Proposal 1"), and to amend the Partnership's Century Club Plan (the "Century Club Plan") to increase by 400,000 the number of Units with respect to which awards may be granted under, and to modify the amendment procedure of, such plan ("Proposal 2," and, collectively with Proposal 1, the "Proposals").

     The 1997 Plan is attached to this Proxy Statement as Annex I.

VOTING PROCEDURES; RECORD DATE

     The record owner of all of the Limited Partnership Interests underlying the Units is Alliance ALP, Inc., a Delaware corporation, which is the assignor limited partner of the Partnership (the "Assignor Limited Partner"). Unitholders may provide Voting Instructions to the Assignor Limited Partner with respect to voting on the Proposals using the enclosed Form of Voting Instructions. Under the partnership agreement of the Partnership (the "Partnership Agreement"), the Assignor Limited Partner will vote for the sole benefit of, and in accordance with all properly executed Voting Instructions of Unitholders with respect to their Units held as of the record date for the Special Meeting, with each Unitholder being entitled to direct the vote of one Limited Partnership Interest of the Partnership in respect of each Unit so held.

     Alliance Capital Management Corporation, a Delaware corporation ("ACMC" or the "General Partner"), the General Partner of the Partnership, has set the close of business on December 2, 1997 as the Record Date for the determination of (i) who is a limited partner under the Partnership Agreement (the "Limited Partners") entitled to be given notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof and (ii) the Unitholders entitled
(a) to be given notice of the Special Meeting and (b) to give Voting Instructions to the Assignor Limited Partner with respect to the voting at the Special Meeting of the Limited Partnership Interests underlying their Units.

VOTE REQUIRED; QUORUM

     Approval of the Proposals requires the approval of the General Partner, which has already been obtained, and the affirmative vote of Limited Partners and Unitholders holding more than 50% of the Units, at a meeting at which a quorum is present. The presence, in person or by proxy, of Limited Partners of record representing more than 50% of the total number of all outstanding Limited Partnership Interests entitled to vote for which Voting Instructions have been received from Unitholders will constitute a quorum at the Special Meeting.

     To the extent that Voting Instructions are not given to the Assignor Limited Partner by a Unitholder, the Limited Partnership Interests underlying the Units held by the Unitholder will be deemed not to be present for purposes of determining a quorum and will not be voted at the Special Meeting. Units represented by Voting Instructions which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as Units present for purposes of determining the presence of a quorum on all matters. Abstentions present will not be counted as votes cast in favor of the Proposals. Voting Instructions relating to "street name" Units that are voted by brokers will be counted as present for purposes of determining the presence of a quorum on all matters, but will not be treated as having voted at the Special Meeting as to any Proposal as to which authority to vote is withheld by the broker.

     As of the Record Date, there were 84,427,338 Units outstanding. The Equitable Life Assurance Society of the United States ("Equitable"), together with certain of its affiliates (the "Equitable Group") holds, in the aggregate, approximately 57% of the issued and outstanding Units (the "Equitable Units") and has advised the Partnership that it will vote in favor of the Proposals. The Equitable Units include the Class A Limited Partnership Interest which represents voting power equivalent to approximately 551,395 Units. The Voting Instructions provided by the Equitable Group to the Assignor Limited Partner will constitute a quorum at the Special Meeting and will be sufficient to approve the Proposals. For further information concerning the ownership of Units by management and certain affiliates of the General Partner, see "Principal Security Holders."

     The Class A Limited Partnership Interest is entitled to vote as a class with the Limited Partners and has the same voting rights as a Limited Partner holding a Limited Partnership Interest represented by approximately 551,395 Units. Equitable Capital Management Corporation ("ECMC"), a member of the Equitable Group, is the holder of the Class A Limited Partnership Interest.

VOTING AND REVOCATION OF VOTING INSTRUCTIONS

     The Limited Partnership Interests underlying Units that are entitled to vote and are represented by Forms of Voting Instructions properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If Forms of Voting Instructions are signed and returned without indicating any voting instructions, Units represented by such Forms of Voting Instructions will be voted FOR the Proposals. The Board of Directors of the General Partner is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the Assignor Limited Partner will have the discretion to vote or act thereon in accordance with its best judgment. Limited Partnership Interests for which Forms of Voting Instructions have been received indicating a vote against the Proposals will be voted by the Assignor Limited Partner against adjournment.

     Any Voting Instructions given pursuant to this solicitation may be revoked by the person giving it at any time before the vote at the Special Meeting (i) by attending the Special Meeting and delivering a new Form of Voting Instructions to the Assignor Limited Partner in person, (ii) by giving a written notice of revocation to the Assignor Limited Partner and the Secretary of the General Partner at the address specified below or (iii) by signing a new Form of Voting Instructions relating to the same Units and matters to be considered at the Special Meeting, and bearing a date later than the previously executed Form of Voting Instructions. Attendance at the Special Meeting will not in and of itself constitute a revocation of Voting Instructions. All written notices of revocation and other communications with respect to revocation of Voting Instructions pursuant to clauses (ii) and (iii) above should be addressed to the Assignor Limited Partner and the Secretary of the Partnership c/o Georgeson & Company Inc., Wall Street Plaza, 30th Floor, New York, New York 10005 and must be received before the taking of the votes at the Special Meeting.

FORM OF VOTING INSTRUCTIONS

     The accompanying Form of Voting Instructions is designed to permit each Unitholder to approve, disapprove or to abstain from approving the Proposals. When a Unitholder's Form of Voting Instructions is marked to abstain with respect to the Proposals, the Units represented by the Form of Voting Instructions will not be deemed by the General Partner to constitute approval of the Proposals.

     Unitholders are asked to promptly return the enclosed Form of Voting Instructions, signed and dated, in the enclosed postage-prepaid envelope to the address set forth below or by hand delivery to the location indicated below:

    By mail:    Alliance Capital Management L.P.
                c/o First Chicago Trust Company
                P.O. Box 8091
                Edison, NJ 08818-9357

    By hand:    First Chicago Trust Company of New York
                Raritan Center
                118 Fernwood Avenue
                Edison, NJ 08837-3857

     To be effective, Forms of Voting Instructions must be properly completed, executed, and delivered to the Partnership as described above on or before the date of the Special Meeting, unless such date is extended by the General Partner in its sole discretion for as long as the General Partner deems necessary. Delaware General Corporation Law pertaining to the validity and use of corporate proxies will govern the validity and use of proxies given by Limited Partners and the validity and use of Voting Instructions given to the Assignor Limited Partner by Unitholders, except to the extent such law is inconsistent with the Partnership Agreement.

ADJOURNMENTS

     In the event that a quorum is not represented at the Special Meeting or, even if a quorum is so represented, in the event that Voting Instructions for sufficient votes in favor of the Proposals are not received prior to the Special Meeting, the Assignor Limited Partner may propose and vote for one or more adjournments of the Special Meeting with no notice other than an announcement at the Special Meeting, and further solicitation of Voting Instructions with respect to the Proposals may be made.

SOLICITATION OF FORMS OF VOTING INSTRUCTIONS

     This solicitation is being made by the General Partner on behalf of the Partnership. The Partnership will pay the cost of soliciting Forms of Voting Instructions and will reimburse brokerage houses and other nominees and custodians for their reasonable expenses of forwarding proxy materials to beneficial owners of Units. The Partnership has retained Georgeson & Company Inc. to act as Information and Exchange Agent with respect to the Special Meeting. The Information and Exchange Agent will solicit Voting Instructions from Unitholders by mail, telephone, telegram, personal interview or other means and will provide copies of this Proxy Statement and related proxy materials to Unitholders. In addition, officers of the General Partner and employees or representatives of the General Partner may solicit Voting Instructions by telephone, telegraph, facsimile transmission or telex, without additional compensation, as will persons employed by the Information and Exchange Agent. Arrangements have been made for the Partnership's transfer agent, and nominees and custodians for Unitholders to send proxy materials to the beneficial owners of Units held of record by such persons on the Record Date.

INFORMATION AND EXCHANGE AGENT AND TRANSFER AGENT

     Georgeson & Company Inc. has agreed to provide certain services as the Information and Exchange Agent in connection with the solicitation of Voting Instructions and the return thereof. In connection with such engagement, the Information and Exchange Agent will receive a fee of $3,500 and will be reimbursed by the Partnership for reasonable out-of-pocket expenses. None of the compensation paid to the Information and Exchange Agent will be contingent on the outcome of the solicitation efforts or the result of the solicitation with respect to the Proposals or based on the number of affirmative votes received. In addition, the First Chicago Trust Company of New York will act as Transfer Agent in connection with the return of Forms of Voting Instructions and tabulation of votes, and will receive reasonable and customary compensation from the Partnership for such services.

     Requests for assistance regarding the Special Meeting and for copies of related documents should be made directly to the Information and Exchange Agent by calling, toll-free, 1-800-223-2064.

                              NO APPRAISAL RIGHTS

     Unitholders have no appraisal, dissenter or other similar rights under Delaware Law in connection with the Proposals. The giving by a Unitholder of Voting Instructions to the Assignor Limited Partner to vote in favor of the Proposals may adversely affect a Unitholder's right to challenge, either individually or as a member of a class of the Partnership's Unitholders, the fairness of the Proposals.

                                   PROPOSAL 1

     In November 1997, the Board of Directors of the General Partner (the "Board") declared advisable and unanimously adopted the 1997 Plan, subject to approval of the Limited Partners and Unitholders. If so approved, the 1997 Plan will provide for the granting of options and other Unit-based awards in order to facilitate the attraction, retention, and motivation of key employees, as well as enabling such employees to participate in the long-term growth and financial success of the Company.

     The continued success of the Partnership depends upon its ability to attract and retain highly qualified and competent employees. The Plan enhances that ability and provides additional incentive to such personnel to advance the interests of the Partnership and its Limited Partners and Unitholders. THE BOARD RECOMMENDS THAT THE LIMITED PARTNERS AND UNITHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE PLAN.

     The following brief description of the material features of the 1997 Plan is qualified in its entirety by reference to the full text of the 1997 Plan that is attached to this Proxy Statement as Annex I.

UNITS AUTHORIZED UNDER THE 1997 PLAN

     The initial number of Units with respect to which awards may be granted under the 1997 Plan shall not exceed 8 million, less the excess of (a) the number of Units issued under the Century Club Plan over (b) the number of Units authorized for issuance under the Century Club Plan prior to the amendments which are the subject of Proposal 2. The number of Units authorized under the 1997 Plan is subject to adjustment in the event of any distribution (whether in the form of limited partnership interests, other securities or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of the Partnership, issuance of warrants or other rights to purchase limited partnership interests or other securities of the Partnership, any incorporation of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1997 Plan. Such adjustments may be made by the Committee (as defined below). The Units issuable under the 1997 Plan may be drawn from either authorized but previously unissued Units or from reacquired Units.

MATERIAL FEATURES OF THE 1997 PLAN

     The Plan shall be administered by the Board or a committee of the Board designated by the Board (the "Committee"). Except as limited by the Board, the Committee shall have, among other powers, the power to interpret, waive, amend, establish, or suspend rules and regulations of the 1997 Plan in its administration of the 1997 Plan.

     Except as limited by the Board, the Committee shall have sole and complete authority to grant to eligible participants one or more equity awards, including options, restricted Units and phantom restricted Units, performance awards, other Unit-based awards, or any combination thereof (each an "Award"). Except as limited by the Board, the Committee shall have the sole discretion to determine the number or amount of any Award to be awarded to any participant.

     Each Award will be evidenced by an award agreement that will be delivered to the participant specifying the terms and conditions of the Award and any rules applicable to such Award. The material terms and features of the various forms of Awards available under the 1997 Plan are set forth below.

     Options -- These are options to purchase Units upon payment of a pre-established exercise price. The exercise price, vesting schedule (if any) and other terms and conditions of options granted under the 1997 Plan are established at the time of grant by the Committee.

     Restricted Units -- These are grants of Units to employees, subject generally to forfeiture and transfer restrictions which lapse in accordance with a vesting schedule or upon the satisfaction of specified conditions. The vesting schedule or conditions are established by the Committee at the time of grant.

     Phantom Restricted Units -- These are rights to receive Units at a future date, in accordance with a vesting schedule or upon satisfaction of other specified conditions. The vesting schedule or other conditions are established by the Committee at the time of grant.

     Performance Awards -- These are rights to receive amounts, denominated in Units, based upon the Partnership's performance during the period between the date of grant and a pre-established future date. Performance criteria, the length of the performance period, and the form and time of payment of the Award are established by the Committee at the time of grant.

     Other Unit-Based Awards -- These are Awards based on, or related to, Units that do not constitute any of the Awards described above. Such Awards shall have such terms and conditions as are established by the Committee.

ELIGIBLE PARTICIPANTS

     Under the 1997 Plan, and as designated by the Committee, any officer or employee of or any adviser or consultant to the Partnership or the Partnership's affiliates or any Board member may be a participant in the 1997 Plan and receive Awards thereunder.

     The 1997 Plan is a discretionary plan and, accordingly, it is not possible at present to determine the amount or form of any Award that will be available for grant to any individual during the term of the 1997 Plan.

AMENDMENTS TO THE 1997 PLAN

     The Board may amend, alter, suspend, discontinue, or terminate the 1997 Plan or any portion thereof at any time; provided that no such action will be made without Unitholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Board deems it necessary or desirable to comply.

DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Under current federal income tax law, the grant and/or exercise of Awards under the 1997 Plan would have the following material tax consequences.

     Options. A participant will not recognize taxable income solely as a result of being granted an option or holding an unexercised option. When a participant exercises an option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the option Units purchased thereunder over the purchase price. When a participant disposes of the option Units, any amount received in excess of the fair market value of the Units on the date of exercise generally will be treated as long-, mid- or short-term capital gain, depending upon the holding period of the Units. If the amount received on disposition of the option Units is less than the fair market value of the Units on the date of exercise, the loss generally will be treated as long-, mid- or short-term capital loss, depending upon the holding period of the Units. Upon the exercise of an option, the Partnership (or, if a subsidiary is the employer in a given case, the subsidiary) will generally be entitled to a deduction for federal income tax purposes in an amount equal to the amount of ordinary income recognized by the participant in respect of the exercise.

     To the extent that a participant pays all or part of the purchase price of option Units by surrendering Units owned by the participant, the rules described in the preceding paragraph will apply, except that the number of Units received upon the exercise which is equal to the number of Units so surrendered will generally have the same tax holding period as the Units surrendered. Generally, the additional option Units received upon such purchase will have a holding period which commences on the date of purchase.

     The aggregate basis of a participant in all of his or her Units immediately after the option Units have been so acquired generally will equal the sum of (i) the adjusted basis of any Units owned by the participant immediately prior to exercise (including any Units surrendered as payment of the purchase price),
(ii) the amount of cash paid by the participant upon exercise of the option and
(iii) the amount of ordinary income recognized by the participant upon the exercise of the option. A participant will not recognize gain or loss with respect to Units used to pay the purchase price upon exercise of an option.

     Restricted Units. Except in the case of a Section 83(b) election as described below, a recipient of restricted Units will, at the time the Units vest, realize ordinary income in an amount equal to the fair market value of the Units and any other property received at the time of vesting, and the Partnership (or, if a subsidiary is the employer in a given case, the subsidiary) generally will be entitled to a corresponding deduction for federal income tax purposes. Partnership distributions paid to the participant with respect to the Units during the period prior to vesting will be ordinary income to the participant and deductible as such by the Partnership or its subsidiary. Alternatively, a recipient of restricted Units may, at the time of receipt of such Units, elect under Section 83(b) of the U.S. Internal Revenue Code (the "Code") to recognize the fair market thereof as of the date of receipt, in which case the Partnership or its subsidiary will be entitled to a corresponding deduction at that time. If a recipient of restricted Units makes a Section 83(b) election and subsequently forfeits the Units prior to lapsing of the relevant restrictions, the recipient will not recognize any loss, for federal income tax purposes, with respect to such forfeiture.

     The basis of a participant in his or her Units received in respect of an Award of restricted Units generally will equal the amount of ordinary income recognized by the participant as described in the preceding paragraph. Upon disposition of such Units, the participant will generally recognize long-, mid- or short-term capital gain (or loss), depending upon the holding period of the Units.

     Awards Settled in Property. Awards under the 1997 Plan that are settled in vested property, such as phantom restricted Units and performance Awards, will generally cause the recipient to realize ordinary income, at the time of receipt, in the amount or fair market value of the property received. The Partnership (or, if a subsidiary is the employer in a given case, the subsidiary) will generally be entitled to a deduction of the same amount.

     Other Unit-Based Awards. The federal income tax consequences of Other Unit-Based Awards will depend upon the form such Awards take.

     The Partnership (or, if a subsidiary is the employer in a given case, the subsidiary) may be required to recognize gain as a result of the transfer of Units to employees under the 1997 Plan, in an amount generally equal to the amount of the deduction allowed to the Partnership (or the subsidiary, as the case may be) under the rules described in the preceding paragraphs at the time the deduction is allowed.

     The foregoing discussion is based upon current provisions of the Code, which are subject to change. The summary does not cover any state or local tax consequences.

     The 1997 Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor is it a qualified employee benefit plan under Section 401(a) of the Code.

                                   PROPOSAL 2

     In May 1993, the Board adopted, and the Limited Partners and Unitholders subsequently approved, the Partnership's Century Club Plan (the "Century Club Plan"). The Century Club Plan provides for the grant of Units to employees of certain subsidiaries of the Partnership whose primary responsibilities are the sale and distribution of interests in investment companies managed by the Partnership and its subsidiaries. As of September 30, 1997, 33,900 Units had been awarded under the Century Club Plan.

     In November 1997, the Board approved amendments to the Century Club Plan, subject to approval of the Limited Partners and Unitholders, to increase by 400,000 the number of Units authorized for issuance under, and to modify the amendment procedure of, the Century Club Plan. The Board adopted these amendments to ensure that the Partnership can continue to grant Units under the Century Club Plan to sales employees at levels determined appropriate by the Board and the Compensation Committee, as well as to reflect a change in applicable securities regulations such that Unitholder approval is no longer required for certain changes to employee benefit plans.

     The Century Club Plan enhances the Partnership's ability to attract, retain and motivate a highly qualified and competent sales force. THE BOARD RECOMMENDS THAT THE LIMITED PARTNERS AND UNITHOLDERS VOTE IN FAVOR OF THE PROPOSED AMENDMENTS TO THE CENTURY CLUB PLAN.

     The essential features of the Century Club Plan and the proposed amendments are outlined below.

UNITS PRESENTLY AUTHORIZED UNDER THE CENTURY CLUB PLAN

     The number of Units with respect to which awards are presently authorized for issuance under the Century Club Plan may not exceed the lesser of (a) 200,000 and (b) the amount by which 3,200,000 exceeds the sum of (i) the aggregate number of Units subject to options granted under the Partnership's 1993 Unit Option Plan (the "1993 Plan") (excluding any Units with respect to which options have expired unexercised) and (ii) the aggregate number of Units awarded (and not forfeited) under the Partnership's Unit Bonus Plan (the "Bonus Plan"), subject to adjustment by the Board in the event of any adjustment, recapitalization or other change in the partnership interests of the Partnership. In applying the foregoing limitations, Units awarded under the Bonus Plan or Units subject to options granted under the 1993 Plan as a consequence of Units having been tendered under either such plan to the Partnership are not taken into account. The maximum number of Units that may otherwise be awarded under the Century Club Plan is subject to increase by the number of Units tendered to the Partnership in payment of withholding tax. The Units issuable under the Century Club Plan may be drawn from either authorized but previously unissued Units or from reacquired Units.

MATERIAL FEATURES OF THE CENTURY CLUB PLAN

     The Century Club Plan is administered by a Committee ("the Century Club Committee"), which has discretion to grant Units to certain employees in the class of eligible participants, as described below. The Century Club Committee may, in its discretion, provide for the grant of Units upon satisfaction of certain sales targets or other criteria, and may provide that Units granted under the Century Club Plan will be subject to specified vesting conditions. Unvested Units awarded under the Century Club Plan are nontransferable.

     The Century Club Plan provides for vesting of Units awarded under the Century Club Plan upon termination of the recipient's employment due to death, disability, involuntary termination other than for "cause" (as defined in the Century Club Plan), and immediately prior to the sale of all or substantially all of the Partnership's business or assets to an unaffiliated person or entity in connection with a liquidation of the Partnership (other than in connection with an "adverse tax determination," as defined in the Partnership Agreement). Unvested Units are forfeited upon termination of employment in any circumstance other than those described in the preceding paragraph, or upon the insolvency or bankruptcy of the Partnership.

     The Board may amend, alter, suspend, discontinue, or terminate the Century Club Plan or any portion thereof at any time; provided that no such action may, without approval of the holders of a majority of the outstanding Units entitled to vote thereon, materially (i) increase the benefits accruing to participants under the Century Club Plan, (ii) increase the total number of Units which may be awarded under the Century Club Plan or (iii) modify the requirements for Plan eligibility.

ELIGIBLE PARTICIPANTS

     Awards may be made under the Century Club Plan to "Sales Employees," defined as employees of Alliance Fund Distributors, Inc. ("AFD"), a subsidiary of the Partnership, or another subsidiary of the Partnership, whose primary responsibilities are to assist in the distribution of shares of or interests in investment companies, including business development companies, managed by the Partnership or its subsidiaries. Eligible employees include, among others, individuals employed by AFD customarily referred to as "wholesalers" and "dealer marketers." Recipients of awards under the Century Club Plan are selected in the discretion of the Century Club Committee from among the class of eligible employees.

     The Century Club Plan is a discretionary plan and, accordingly, it is not possible at present to determine the amount or terms of any award that will be available for grant to any individual during the term of the Century Club Plan.

THE AMENDMENTS

     As discussed under "Material Features of the Century Club Plan" above, the number of Units currently authorized for award under the Century Club Plan is partially a function of the number of Units awarded under the 1993 Plan and the Bonus Plan. Based on the number of awards granted under the Century Club Plan, the 1993 Plan and the Bonus Plan, as of November 18, 1997, only approximately 320,233 Units remain available to be granted under the Century Club Plan, 1993 Plan and Bonus Plan. The Board believes that it is in the best long-term interest of the Partnership to have available for issuance under the Century Club Plan a sufficient number of Units to provide for continuing, meaningful incentives to the sales force of AFD and the Partnership's other subsidiaries.

     Accordingly, subject to approval of the Limited Partners and Unitholders, the Board has approved an amendment under which the number of Units with respect to which awards are authorized under the Century Club Plan would be revised to equal the sum of 400,000 and the present limit. (The present limit is described in detail under "Units Presently Authorized Under the Century Club Plan," above.) This would have the effect of increasing by 400,000 the number of Units authorized for issuance under the Century Club Plan.

     In addition, subject to approval of the Limited Partners and Unitholders, the Board has approved an amendment modifying the amendment procedure of the Century Club Plan consistent with a change in applicable securities regulations, under which Unitholder approval is no longer required for certain changes to employee benefit plans. Under the Century Club Plan as so amended, Unitholder approval would be required for a Plan amendment only if such approval were necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

FEDERAL INCOME TAX CONSEQUENCES

     Units granted under the Century Club Plan generally have the federal income tax consequences described above under the description of the 1997 Plan with respect to restricted Units.

     The Century Club Plan is not subject to any provision of ERISA, nor is it a qualified employee benefit plan under Section 401(a) of the Code.

                           PRINCIPAL SECURITY HOLDERS

     The Partnership has no information that any person beneficially owns more than 5% of the outstanding Units except (i) Equitable, ACMC and ECMC, wholly owned subsidiaries of the Equitable Companies Incorporated ("ECI"), and (ii) as reported on Amendment No. 5 to a Schedule 13D dated September 4, 1997, filed with the SEC by AXA-UAP, a French insurance holding company, and certain of its affiliates pursuant to the 1934 Act.

The following table and notes have been prepared in reliance upon such filing for the nature of ownership and an explanation of overlapping ownership.

                                                               AMOUNT AND NATURE OF
                      NAME AND ADDRESS OF                      BENEFICIAL OWNERSHIP    PERCENT OF
                        BENEFICIAL OWNER                       REPORTED ON SCHEDULE      CLASS
    --------------------------------------------------------   --------------------    ----------
    AXA-UAP(1)(2)(3)........................................        48,111,283(4)         57.2%
    9 place Vendome,
    75001 Paris,
    France
    ECI(3)..................................................        48,111,283(4)         57.2%
    1290 Avenue of the Americas
    New York, New York 10104

---------------
(1) At October 31, 1997, AXA-UAP and certain of its subsidiaries beneficially owned approximately 58.8% of ECI's outstanding common stock. At that date, based on information provided by AXA-UAP, approximately (i) 20.9% of the issued ordinary shares (representing 30.6% of the voting power) of AXA-UAP were controlled directly and indirectly by FINAXA, a French holding company, and (ii) 61.9% of the shares (representing 73.8% of the voting power) of FINAXA were owned by four French mutual insurance companies (the "Mutuelles AXA"). For insurance regulatory purposes the shares of capital stock of ECI beneficially owned by AXA-UAP and its subsidiaries have been deposited into a voting trust which has an initial term of 10 years ("Voting Trust") commencing May 12, 1992. The trustees of the Voting Trust (the "Voting Trustees") are Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre. The Voting Trustees have agreed to exercise their voting rights to protect the legitimate economic interests of AXA-UAP, but with a view to ensuring that certain minority shareholders of AXA-UAP do not exercise control over ECI or certain of its insurance subsidiaries.

(2) The Voting Trustees may be deemed to be beneficial owners of all Units beneficially owned by AXA-UAP and its subsidiaries. In addition, the Mutuelles AXA, as a group, and FINAXA may be deemed to be beneficial owners of all Units beneficially owned by AXA-UAP and its subsidiaries. By virtue of the provisions of the Voting Trust Agreement, AXA-UAP may be deemed to have shared voting power with respect to the Units. AXA-UAP and its subsidiaries have the power to dispose or direct the disposition of all shares of the capital stock of ECI deposited in the Voting Trust. By reason of their relationship with AXA-UAP, the Mutuelles AXA, as a group, and FINAXA may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the Units beneficially owned by AXA-UAP and its subsidiaries. The address of each of AXA-UAP and the Voting Trustees is 9 place Vendome, 75001 Paris, France. The address of FINAXA is 23 avenue Matignon, 75008 Paris, France. The addresses of the Mutuelles AXA are as follows: The address of AXA Assurances Vie Mutuelle and AXA Assurances I.A.R.D. Mutuelle is 21 rue de Chateaudun, 75009 Paris, France; the address of Alpha Assurances Vie Mutuelle is Tour Franklin, 100/101 Terrasse Boidlieu, Cedex 11, 92042 Paris La Defense, France; and the address of AXA Courtage Assurance Mutuelle is 26 rue Louis-le Grand, 75002 Paris, France. The address of Banque Paribas (which, at October 31, 1997, owned approximately 23.3% of the shares representing 14.8% of the voting power of FINAXA) is 3 rue d'Antin, Paris, France.

(3) By reason of their relationship, AXA-UAP, the Voting Trustees, ECI, Equitable, Equitable Holding Corporation, Equitable Investment Corporation ("EIC"), ACMC, ECMC, the Mutuelles AXA and FINAXA may be deemed to share the power to vote or to direct the vote or to dispose or direct the disposition of all or a portion of the 48,111,283 Units.

(4) Includes 551,395 Units which are issuable upon conversion of the Class A Limited Partnership Interest held by ECMC.

     The following table sets forth as of October 31, 1997 certain information regarding beneficial ownership of Units by the named directors and executive officers of the Partnership and by all directors and executive officers as a group.

                                NAME OF                                    NUMBER      PERCENTAGE
                           BENEFICIAL OWNER                               OF UNITS      OF CLASS
-----------------------------------------------------------------------   ---------    ----------
Dave H. Williams(1)(2).................................................   1,044,456     1.2%
Luis Javier Bastida....................................................           0       *
Claude Bebear(1).......................................................           0       *
Donald H. Brydon(1)....................................................           0       *
Bruce W. Calvert(1)(3).................................................     760,000       *
John D. Carifa(1)(4)...................................................     997,568     1.1%
Henri de Castries(1)...................................................           0       *
Kevin C. Dolan(1)......................................................           0       *
Denis Duverne(1).......................................................           0       *
Alfred Harrison(1).....................................................     365,410       *
Jean-Pierre Hellebuyck(1)..............................................           0       *
Benjamin D. Holloway...................................................       5,800       *
Joseph J. Melone(1)....................................................       5,000       *
Edward D. Miller(1)....................................................           0       *
Peter D. Noris(1)......................................................       1,000       *
Frank Savage(1)........................................................      50,500       *
Stanley B. Tulin(1)....................................................           0       *
Reba W. Williams(1)(5).................................................   1,044,456       *
Robert B. Zoellick.....................................................         300       *
David R. Brewer, Jr.(1)(6).............................................     119,154       *
Robert H. Joseph, Jr.(1)(7)............................................      61,000       *
All Directors and executive officers of the General Partner as a Group
  (21 persons)(1)(8)...................................................   3,410,188     4.0%

---------------
 *  Number of Units listed represents less than 1% of the Units outstanding.

(1) Excludes Units beneficially owned by AXA-UAP and ECI. Messrs. Williams, Bebear, Brydon, de Castries, Dolan, Duverne, Hellebuyck, Melone, Miller, Noris and Tulin are directors and/or officers of AXA-UAP, ECI, Equitable and/or a subsidiary thereof. Messrs. Calvert, Carifa, Harrison, Savage, Brewer and Joseph, and Reba W. Williams, are directors and/or officers of ACMC.

(2) Includes 80,000 Units owned by Reba W. Williams.

(3) Includes 180,000 Units which may be acquired within 60 days under the Partnership's Unit Option Plan and the 1993 Plan (together, the "Existing Option Plans").

(4) Includes 190,000 Units which may be acquired within 60 days under the Partnership's Existing Option Plans.

(5) Includes 964,456 Units owned by Dave H. Williams.

(6) Includes 74,000 Units which may be acquired within 60 days under the Partnership's Existing Option Plans.

(7) Includes 51,000 Units which may be acquired within 60 days under the Partnership's Existing Option Plans.

(8) Includes 499,000 Units which may be acquired within 60 days under the Partnership's Existing Option Plans.

                             EXECUTIVE COMPENSATION

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the General Partner, based on 1996 salary and annual bonuses (the "Named Executive Officers").

     Summary Compensation Table. The following Summary Compensation Table sets forth all plan and non-plan compensation awarded to, earned by or paid to the Named Executive Officers for the year ended December 31, 1996.

                                                                                              LONG-TERM
                                                                                         COMPENSATION AWARDS
                                                                                   -------------------------------
                                                                                          AWARDS           PAYOUTS
                                                                                   ---------------------   -------
                                       ANNUAL COMPENSATION(1)
                                    -----------------------------       (e)           (f)                    (h)         (i)
                                                                    OTHER ANNUAL   RESTRICTED     (g)       LTIP      ALL OTHER
               (a)                  (b)       (c)         (d)       COMPENSATION     STOCK      OPTIONS/   PAYOUTS   COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR   SALARY($)    BONUS($)       ($)(1)       AWARD(S)    (#UNITS)   ($)(2)       ($)(3)
----------------------------------  ----   ---------   ----------   ------------   ----------   --------   -------   ------------
Dave H. Williams..................  1996   $ 263,443   $4,000,000     $     --          0              0   $     0    $  267,568
Chairman & Chief                    1995     225,000    1,000,000       62,595          0              0         0       213,689
Executive Officer                   1994     225,000    1,500,000      170,352          0              0         0        68,322
John D. Carifa....................  1996     238,461    3,000,000       54,752          0              0         0       426,398
President & Chief                   1995     200,000    1,000,000       74,822          0        175,000         0       135,191
Operating Officer                   1994     200,000    1,500,000       75,927          0        200,000    76,250     4,043,576
Bruce W. Calvert..................  1996     238,461    3,000,000           --          0              0         0       425,101
Vice Chairman & Chief               1995     200,000    1,000,000           --          0        150,000         0       138,048
Investment Officer                  1994     200,000    1,500,000           --          0        200,000    76,149     4,038,491
Robert H. Joseph, Jr. ............  1996     157,692      385,000           --          0         10,000         0        61,434
Senior Vice President &             1995     150,000      312,500           --          0         30,000         0        24,066
Chief Financial Officer             1994     147,461      290,000      682,195          0         20,000         0        23,685
David R. Brewer, Jr. .............  1996     146,538      395,750           --          0         10,000         0        62,108
Senior Vice President &             1995     132,692      272,250      136,788          0         20,000         0        22,496
General Counsel                     1994     125,000      249,250           --          0         10,000         0        20,316

---------------
(1) Perquisites and personal benefits are not included in column (e) if the aggregate amount did not exceed the lesser of $50,000 or 10% of the total annual salary bonus reported in columns (c) and (d). Column (e) for 1996 includes for Mr. Carifa, among other perquisites and personal benefits, $26,775 representing interest rate subsidies equal to 3% per annum of the outstanding balances of personal loans obtained by Mr. Carifa from commercial banks the proceeds of which were used to pay withholding tax liabilities related to the vesting of Units acquired in 1988 and $7,500, for personal tax services.

    Column (e) for 1995 includes for (i) Mr. Carifa, among other perquisites and personal benefits, $22,319 representing interest rate subsidies equal to 3% per annum of the outstanding balances of personal loans obtained by Mr. Carifa from commercial banks the proceeds of which were used to pay withholding tax liabilities related to the vesting of Units acquired in 1988, (ii) Messrs. Williams and Carifa, among other perquisites and personal benefits, $50,100 and $33,400, respectively, for personal tax services, and
    (iii) Mr. Brewer, among other perquisites and personal benefits, $129,562 representing the dollar value of the difference between the exercise price and the fair market value of Units acquired as a result of the exercise of options granted under the Partnership's Existing Option Plans.

    Column (e) for 1994 includes for (i) Messrs. Williams and Carifa, among other perquisites and personal benefits, $122,943 and $19,282, respectively, representing interest rate subsidies equal to 3% per annum of the outstanding balances of personal loans obtained by Messrs. Williams and Carifa from commercial banks the proceeds of which were used to pay withholding tax liabilities related to the vesting of Units acquired in 1988, and (ii) Mr. Joseph, among other perquisites and personal benefits, $677,563 representing the dollar value of the difference between the exercise price and the fair market value of Units acquired as a result of the exercise of options granted under the Partnership's Existing Option Plans.

(2) Column (h) includes cash distributions paid in 1994 from Available Cash Flow of the Partnership on unvested Units acquired in 1988 and payments in cash of all or a portion of account balances under the Partners Plan, as provided by the terms of that plan (See "Employee Benefit Plans -- Partners Plan"), including earnings included in column (i).

(3) Column (i) includes award amounts vested and earnings credited in 1996 in respect of the Alliance Partners Compensation Plan. Column (i) does not include any amounts in respect of awards made in 1996 in respect of the Alliance Partners Compensation Plan since none of these awards have vested and no earnings have been credited in respect of these awards. (See "Employee Benefit Plans -- Alliance Partners Compensation Plan"). Column (i) includes the following amounts for 1996 (See "Employee Benefit
    Plans -- Partners Plan, Capital Accumulation Plan, Profit Sharing Plan and Alliance Partners Compensation Plan"):

                                                                VESTING OF
                                              VESTING OF          AWARDS
                                                AWARDS         AND ACCRUED
                                             AND ACCRUED      EARNINGS UNDER
                             EARNINGS       EARNINGS UNDER       ALLIANCE
                            ACCRUED ON         CAPITAL           PARTNERS       PROFIT SHARING    TERM LIFE
                           PARTNERS PLAN     ACCUMULATION      COMPENSATION          PLAN         INSURANCE
                             BALANCES            PLAN              PLAN          CONTRIBUTION     PREMIUMS       TOTAL
                           -------------    --------------    --------------    --------------    ---------    ---------
Dave H. Williams........      $13,557          $ 42,336          $184,634          $ 15,525        $11,516     $ 267,568
John D. Carifa..........        5,301            24,911           369,266            22,500          4,420       426,398
Bruce W. Calvert........        4,676            25,989           369,266            22,500          2,670       425,101
Robert H. Joseph,
  Jr. ..................            0                 0            36,926            22,500          2,008        61,434
David R. Brewer, Jr. ...            0                 0            36,926            21,981          3,201        62,108

     Option Grants in 1996. The table below shows information regarding grants of options to purchase Units which were made to the Named Executive Officers under the Partnership's Existing Option Plans during 1996. The amounts shown for each of the Named Executive Officers as potential realizable values are based on assumed annualized rates of appreciation of five percent and ten percent over the full ten-year term of the options, which would result in Unit prices of approximately $43.40 and $68.96, respectively. The amounts shown as potential realizable values for all Unitholders represent the corresponding increases in the market value of 83,336,109 outstanding Units held by all Unitholders as of December 31, 1996, which would total approximately $1.4 billion and $3.6 billion, respectively. No gain to the optionees is possible without an increase in Unit price which would benefit all Unitholders proportionately. These potential realizable values are based solely on assumed rates of appreciation required by applicable SEC regulations. See "Employee Benefit Plans -- Unit Award and Option Plans."

                             OPTION GRANTS IN 1996

                                                      INDIVIDUAL GRANTS(1)
                                     ------------------------------------------------------
                                     NUMBER OF                                                 POTENTIAL REALIZABLE VALUE
                                     SECURITIES     % OF TOTAL                                   AT ASSUMED ANNUAL RATES
                                     UNDERLYING       OPTIONS                                  OF UNIT PRICE APPRECIATION
                                      OPTIONS     OPTIONS GRANTED    EXERCISE                        FOR OPTION TERM
                                      GRANTED     TO EMPLOYEES IN     PRICE      EXPIRATION    ---------------------------
               NAME                     (#)       FISCAL YEAR(2)     ($/UNIT)       DATE         5%($)            10%($)
----------------------------------   ---------    ---------------    --------    ----------    ----------       ----------
Dave H. Williams..................          0             N/A            N/A           N/A            N/A              N/A
John D. Carifa....................          0             N/A            N/A           N/A            N/A              N/A
Bruce W. Calvert..................          0             N/A            N/A           N/A            N/A              N/A
Robert H. Joseph, Jr. ............     10,000             N/A         25.125      12/16/06        178,000          466,000
David R. Brewer, Jr. .............     10,000             N/A         25.125      12/16/06        178,000          466,000

---------------
(1) Options on Units are awarded at the fair market value of Units at the date of award and become exercisable in 20% increments commencing one year from such date if the optionee has not died or terminated employment. Such options lapse at the earliest of ten years after award, three months after the optionee's normal termination of employment or disability, six months after the optionee's death, or at the time of the optionee's termination of employment otherwise than normally.

(2) 725,000 Units were subject to outstanding option grants.

     Aggregated Option Exercises in 1996 and 1996 Year-End Option Values. The following table summarizes for each of the Named Executive Officers the number of options exercised during 1996, the aggregate dollar value realized upon exercise, the total number of Units subject to unexercised options held at December 31, 1996, and the aggregate dollar value of in-the-money, unexercised options held at December 31, 1996. Value realized upon exercise is the difference between the fair market value of the underlying Units on the exercise date and the exercise price of the option. Value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise price and the fair market value of the underlying Units on December 31, 1996, which was $26.625 per Unit. These values have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; and actual gains, if any, on exercise will depend on the value of the Partnership's Units on the date of exercise. There can be no assurance that these values will be realized.

                      AGGREGATED OPTION EXERCISES IN 1996
                      AND DECEMBER 31, 1996 OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                                                                NUMBER OF UNITS                   IN-THE-MONEY
                                                             UNDERLYING UNEXERCISED                OPTIONS AT
                                                                   OPTIONS AT                  DECEMBER 31, 1996
                                  OPTIONS       VALUE          DECEMBER 31, 1996                     ($)(1)
                                 EXERCISED    REALIZED    ----------------------------    ----------------------------
             NAME                (# UNITS)       ($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------   ---------    ---------   -----------    -------------    -----------    -------------
Dave H. Williams..............       0           N/A              0               0                 0              0
John D. Carifa................       0           N/A        115,000         260,000           801,875      1,857,500
Bruce W. Calvert..............       0           N/A        110,000         240,000           765,625      1,712,500
Robert H. Joseph, Jr. ........       0           N/A         37,000          48,000           430,750        268,375
David R. Brewer, Jr. .........       0           N/A         68,000          34,000         1,036,250        169,875

---------------
(1) In-the-Money Options are those where the fair market value of the underlying Units exceeds the exercise price of the option. The Named Executive Officers hold no other options in respect of the Units.

     Compensation Agreements with Certain Executive Officers. In connection with the transfer of ACMC's business to the Partnership on April 21, 1988 Messrs. Carifa and Calvert entered into employment agreements with the Partnership. Each of these agreements provided for a base salary and bonus eligibility. These agreements expired on December 31, 1996.

     The employment agreements provided for discretionary bonus eligibility. Bonus amounts are fixed by the Board Compensation Committee after receiving recommendations from the Management Compensation Committee. The aggregate amount available for bonuses and contributions and awards under various employee plans to all employees is based on the annual adjusted consolidated net operating earnings of the Partnership.

     In connection with Equitable's 1985 acquisition of Donaldson Lufkin & Jenrette, Inc. ("DLJ"), the former parent of ACMC, ACMC entered into employment agreements with Messrs. Williams, Carifa and Calvert. Each agreement provided for deferred compensation payable in stated monthly amounts for ten years commencing at age 65, or earlier in a reduced amount in the event of disability or death, if the individual involved so elects. The right to receive such deferred compensation is vested. Assuming payments commence at age 65, the annual amount of deferred compensation payable for ten years to Messrs. Williams, Carifa and Calvert is $378,900, $522,036 and $434,612, respectively. While the Partnership assumed responsibility for payment of these deferred compensation obligations, ACMC is required, subject to certain limitations, to make capital contributions to the Partnership in an amount equal to the payments, and ACMC is also obligated to the employees for the payments. ACMC's obligations to make capital contributions to the Partnership are guaranteed, subject to certain limitations, by EIC, a wholly owned subsidiary of Equitable, the parent of ACMC.

     EMPLOYEE BENEFIT PLANS

     Unit Award and Option Plans. During 1988, the Unit Option Plan was established under which options to purchase up to 4,923,076 Units may be granted to certain key employees. A committee of the Board of Directors of the General Partner administers the plan and determines the grantees and the number of options to be granted. Options may be granted for terms of up to ten years and each option must have an exercise price of not less than the fair market value of the Units on the date of grant. Options are exercisable at a rate of 20% of the Units subject to options on each of the first five anniversary dates of the date of grant.

     During 1993, the 1993 Plan, the Bonus Plan and the Century Club Plan (together the "1993 Equity Plans") were established by the Partnership. Committees of the Board of Directors of the General Partner administer the 1993 Equity Plans and determine the recipients of grants and awards. Under the 1993 Plan, options to purchase Units may be granted to key employees for terms of up to ten years. Each option must have an exercise price of not less than the fair market value of the Units on the date of grant. Options are exercisable at a rate of 20% of the Units subject to options on each of the first five anniversary dates of the date of grant. Under the Bonus Plan, Units may be awarded to key employees in lieu of all or a portion of the cash bonuses they would otherwise receive under the Partnership's incentive compensation program. The Century Club Plan is described in detail under "Proposal 2" above. The aggregate number of Units that can be the subject of options granted or that can be awarded under the 1993 Equity Plans may not exceed 3,600,000 Units. In addition, no more than 800,000 Units in the aggregate may be granted or awarded under the 1993 Equity Plans in any of the first four years of their operation. As of December 31, 1996, 2,926,500 Units were subject to options granted and 22,635 Units were subject to awards made under the 1993 Equity Plans.

     During 1996 and 1995, the Partnership authorized the grant of options to officers of the Partnership to purchase 725,000 and 1,805,500 of the Partnership's Units, respectively, under the Unit Option Plan and 1993 Equity Plans. The per Unit weighted average fair value of options granted during 1996 and 1995 was $2.69 and $2.24, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 5.8% and 6.0% for 1996 and 1995, respectively, expected dividend yield of 8.0% for each year; and a volatility factor of the expected market price of the Partnership's Units of 23% for each year.

     For a discussion of the material terms of the 1997 Plan currently being submitted for Unitholder approval and adoption, see "Proposal 1" above.

     Profit Sharing Plan. The Partnership maintains a qualified defined contribution profit sharing plan covering most employees of the Partnership who have attained age 21 and completed one year of service. Annual contributions are determined by the Board of Directors in its sole discretion and are allocated among participants who are employed by a participating employer on the last business day of the calendar year involved by crediting each participant with the same proportion of the contribution as the participant's base compensation bears to the total base compensation of all participants. The plan provides for a 401(k) salary reduction election under which the Partnership may match a participant's election to reduce up to 5% of base salary. A participant's interest in the plan is 100% vested after the participant has completed three years of service although account balances deriving from salary reductions are 100% vested at all times. The Partnership's contributions under the plan for a given year may not exceed 15% of the aggregate compensation paid to all participants for that year. Contributions to a participant's plan account (including contributions made by a participant) for a particular year may not exceed 25% of the participant's compensation for that year or $30,000, whichever is less. The amount of the benefits ultimately distributed to an employee is dependent on the investment performance of the employee's account under the plan. Distribution of vested account balances under the plan is made upon termination of employment either in a lump sum or in installments for a specific period of years. If a participant dies prior to termination of his employment, the entire value of his account is paid to the participant's beneficiary. For 1996 vested contributions to the plan for the accounts of Messrs. Williams, Carifa, Calvert, Joseph and Brewer were $15,525, $22,500, $22,500, $22,500 and $21,981, respectively. These amounts are included in column (i) of the Summary Compensation Table.

     Retirement Plan. The Partnership maintains a qualified, non-contributory, defined benefit retirement plan covering most employees of the Partnership who have completed one year of service and attained age 21.

Employer contributions are determined by application of actuarial methods and assumptions to reflect the cost of benefits under the plan. Each participant's benefits are determined under a formula which takes into account years of credited service, the participant's average compensation over prescribed periods and Social Security covered compensation. The maximum annual benefit payable under the plan may not exceed the lesser of $100,000 or 100% of a participant's average aggregate compensation for three consecutive years in which he received the highest aggregate compensation from the Partnership or such lower limit as may be imposed by the Code on certain participants by reason of their coverage under another qualified plan maintained by the Partnership. A participant is fully vested after the completion of five years of service. The plan generally provides for payments to or on behalf of each vested employee upon such employee's retirement at the normal retirement age provided under the plan or later, although provision is made for payment of early retirement benefits on an actuarially reduced basis. Normal retirement age under the plan is 65. Death benefits are payable to the surviving spouse of an employee who dies with a vested benefit under the plan.

     The table below sets forth with respect to the retirement plan the estimated annual straight life annuity benefits payable upon retirement at normal retirement age for employees with the remuneration and years of service indicated.

                           ESTIMATED ANNUAL BENEFITS

  AVERAGE                                                  YEARS OF SERVICE AT RETIREMENT
   FINAL         ------------------------------------------------------------------------------------------------------------------
COMPENSATION          15               20               25               30               35               40               45
------------     ------------     ------------     ------------     ------------     ------------     ------------     ------------
  $100,000         $   19,643       $   26,190       $   32,738       $   39,286       $   45,833       $   50,833       $   55,833
   150,000             30,893           41,190           51,488           61,786           72,083           79,583           87,083
   200,000             42,143           56,190           70,238           84,286           98,333          100,000          100,000
   250,000             53,393           71,190           88,988          100,000          100,000          100,000          100,000
   300,000             64,643           86,190          100,000          100,000          100,000          100,000          100,000

     Assuming they are employed by the Partnership until age 65, the credited years of service under the plan for Messrs. Williams, Carifa, Calvert, Joseph and Brewer would be 20, 40, 38, 28 and 22, respectively. Compensation on which plan benefits are based includes only base compensation and not bonuses, incentive compensation, profit-sharing plan contributions or deferred compensation. The compensation for calculation of plan benefits for each of these five individuals for 1996 is $150,000, $150,000, $150,000, $150,000 and
$135,000, respectively.

     Alliance Partners Compensation Plan. During 1995 the Partnership established a nonqualified, unfunded deferred compensation program known as the Alliance Partners Compensation Plan ("Partners Compensation Plan") under which certain eligible employees are granted awards by the Management Compensation Committee. The awards consist of cash amounts which are generally credited with earnings based on the Partnership's earnings growth rate. The Partners Compensation Plan is administered by the Management Compensation Committee which determines the recipients of awards and the amount of awards. The Board of Directors of the General Partner may terminate the Partners Compensation Plan at any time without cause in which case the Partnership's liability would be limited to the payment of vested awards. All awards granted in 1995 vest over three years and all awards granted in 1996 and subsequent years vest over eight years to the extent the grantee remains employed by the Partnership during such three or eight year period. Payment of vested benefits generally will be made in cash over a five year period commencing at retirement. The amount awarded in 1996 under the Partners Compensation Plan was $12,350,000 and for 1997 and subsequent years the Partnership may award 4.5% and 5%, respectively, of operating revenues less operating expenses under the Partners Compensation Plan. Messrs. Carifa, Calvert, Joseph and Brewer were granted awards of $1,000,000, $1,000,000, $250,000 and $250,000, respectively, under the Partners Compensation Plan for 1996. These amounts are not included in column (i) of the Summary Compensation Table since none of these awards have vested and no earnings have been credited in respect of the awards.

     Partners Plan. Since 1983 a nonqualified, unfunded deferred compensation program known as the Partners Plan has been maintained under which certain key employees received incentive awards pursuant to a formula set each year by the Management Compensation Committee. No awards have been or will be made under the Partners Plan for any year after 1987. All awards are fully vested. Unless accelerated, award account balances generally are distributed upon resignation, retirement, disability or death. The Board of Directors of the General Partner has the right to accelerate vesting and make distributions of up to 90% of a participant's account balance if the key employee agrees to extend the term of his employment for a period of at least one year. Until distributed, the awards are credited with interest based on prevailing market rates plus, for the years prior to 1989, a premium if the Partnership's earnings growth rate exceeded certain levels. Interest credited during 1996 for the accounts of Messrs. Williams, Carifa and Calvert was $13,557, $5,301, and $4,676, respectively. These amounts are included in column (i) of the Summary Compensation Table. No amounts were distributed under the Partners Plan for any of the Named Executive Officers in 1996.

     Capital Accumulation Plan. Since 1985 a nonqualified, unfunded deferred compensation program known as the Capital Accumulation Plan has been maintained to provide retirement benefits for key employees and their beneficiaries which supplement their benefits under the Retirement Plan described above. Under this plan, at the end of 1985, 1986 and 1987, awards were made for each participant, selected on the basis of performance by the Management Compensation Committee, equal to a percentage of the participant's base salary and the participant's discretionary bonus for the year. The amount awarded was credited to the participant's account on the Partnership's books to which interest is thereafter credited, until distributed or forfeited, based on prevailing market rates. A participant's account balance vests based on the participant's years in the plan with no vesting for zero to four years of participation, 30% vesting after five to seven years with gradually increased vesting thereafter ranging to 87% after 35 years of participation and 100% vesting at age 65 or death. Upon termination of employment other than by reason of permanent disability or death, the participant's vested account balance is to be paid out in ten equal annual installments. In the event of permanent disability, the participant is to receive the higher of the vested balance at the time of disability or 50% of the total balance at the time of disability, in either case payable in ten equal annual installments. In the event of death, the participant's beneficiary is to receive the higher of (i) the participant's account balance paid in ten equal annual installments together with interest or (ii) annually 50% of the participant's total cash compensation for the year prior to the year of the participant's death payable until the participant would have attained age 65, but in no event for less than ten years.

     While the Partnership is responsible for the payment of all obligations under the plan, ACMC is required, subject to certain limitations, to make capital contributions to the Partnership in an amount equal to the payments. ACMC's obligations are guaranteed, subject to certain limitations, by EIC. No additional awards will be made under this plan, but employees will continue to vest in their existing account balances and to be credited with interest at prevailing market rates on balances. A participant's total cash compensation for 1987 increased by 5% per year, compounded annually, will be considered his total cash compensation for purposes of determining the amount of any death benefits payable in respect of the participant. The Board of Directors of the General Partner has reserved the right to cancel this plan if tax legislation is enacted which adversely affects certain benefits derived by ACMC from insurance on the lives of certain of the Partnership's employees purchased in connection with the plan. If the plan is canceled, the Board of Directors of the General Partner may, at its option, either pay each participant his then-vested account balance or continue to maintain the account balances for vesting and distribution as described above as if the plan had not terminated, provided that in such event no death benefit based on a participant's total cash compensation will be paid. The plan account balances which became vested during 1996 for the accounts of Messrs. Williams, Carifa and Calvert were $42,336, $24,911 and $25,989, respectively. These amounts are included in column (i) of the Summary Compensation Table.

     Deferral Plan. Under this plan, certain employees of the Partnership may elect to defer for at least one year the receipt of base or bonus compensation otherwise payable in a given year to January 31 of the year selected. Interest is credited at prevailing market rates on the amounts deferred under this plan until paid. In certain cases, 10% of a deferred amount is subject to forfeiture if the employee's employment terminates prior to the January 31 payment date for any reason other than death or disability. There was no compensation deferred from 1996 to a subsequent year for the Named Executive Officers. During 1996 there were no payments of previously deferred compensation to or interest credited on amounts deferred by any of the Named Executive Officers.

     DLJ Plans. Prior to Equitable's 1985 acquisition of DLJ, certain employees of the Partnership participated in various DLJ employee benefit plans and arrangements. Since the acquisition, no employer contributions or awards have been made, nor in the future are any employer contributions or awards to be made, under these plans or arrangements for any employee of the Partnership. No deferral of compensation earned by any such employee for services rendered since the acquisition has been permitted under any such plan or arrangement. The Partnership has no liability for and will not bear the cost of any benefits under these plans and arrangements.

     In 1983 DLJ adopted an Executive Supplemental Retirement Program (the "Program") under which certain employees of the Partnership deferred a portion of their 1983 compensation in return for which DLJ agreed to pay each of them a specified annual retirement benefit for 15 years beginning at age 65. Benefits are based upon the participant's age and the amount deferred and are calculated to yield an approximate 12.5% annual compound return. In the event of the participant's disability or death, an equal or lesser amount is to be paid to the participant or his beneficiary. After age 55, participants the sum of whose age and years of service equals 80 may elect to have their benefits begin in an actuarially reduced amount before age 65. DLJ has funded its obligation under the Program through the purchase of life insurance policies. The following table shows as to the Named Executive Officers who are participants in the Program the estimated annual retirement benefit payable at age 65. Each of these individuals is fully vested in the applicable benefit.

                                                                        ESTIMATED ANNUAL
                                    NAME                               RETIREMENT BENEFIT
        ------------------------------------------------------------   ------------------
        Dave H. Williams............................................        $ 41,825
        John D. Carifa..............................................         114,597
        Bruce W. Calvert............................................         145,036

                                 OTHER MATTERS

     Management knows of no other matters which will be brought before the Special Meeting, but if such matters are properly presented the Forms of Voting Instructions solicited hereby will be voted in accordance with the judgment of the persons holding such Forms of Voting Instructions.

                                                                         ANNEX I

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                         1997 LONG TERM INCENTIVE PLAN

     SECTION 1.  Purpose.

     The purposes of this Alliance Capital Management L.P. 1997 Long Term Incentive Plan (the "PLAN") are to promote the interest of Alliance Capital Management L.P. (together with any successor thereto, the "PARTNERSHIP") and its partners by (i) attracting and retaining officers, key employees or directors of the Partnership and its Affiliates, (ii) motivating such employees or directors by means of performance-related incentives to achieve longer-range performance goals, and (iii) enabling such employees or directors to participate in the long-term growth and financial success of the Partnership.

     SECTION 2.  Definitions.

     As used in the Plan, the following terms shall have the meanings set forth below:

     "AFFILIATE" shall mean (i) any entity that, directly or indirectly, is controlled by the Partnership and (ii) any entity in which the Partnership has a significant equity interest, in either case as determined by the Board or, if so authorized by the Board, the Committee.

     "AWARD" shall mean any Option, Restricted Unit, Phantom Restricted Unit, Performance Award or Other Unit-Based Award.

     "AWARD AGREEMENT" shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

     "BOARD" shall mean the Board of Directors of the general partner of the Partnership.

     "COMMITTEE" shall mean the Board or one or more committees of the Board designated by the Board to administer the Plan.

     "DIRECTOR" shall mean any member of the Board.

     "EMPLOYEE" shall mean (i) an officer or employee of the Partnership or of any Affiliate, or (ii) an advisor or consultant to the Partnership or to any Affiliate, in each case as determined by the Committee.

     "EXCHANGE ACT" shall mean the U.S. Securities Exchange Act of 1934, as amended.

     "FAIR MARKET VALUE" shall mean, as of any given date and except as otherwise expressly provided by the Board: (i) with respect to a Unit, the closing price of a Unit on the New York Stock Exchange on such date or, if no sale of Units occurs on the New York Stock Exchange on such date, the closing price of a Unit on such Exchange on the last preceding day on which such sale occurred; and (ii) with respect to any other property, the fair market value of such property as determined by the Board in its sole discretion.

     "NON-EMPLOYEE DIRECTOR" shall mean a member of the Board who is not an officer or employee of the Partnership or of any of its subsidiaries.

     "OPTION" shall mean an option granted under Section 6(a) of the Plan.

     "OTHER UNIT-BASED AWARD" shall mean any right granted under Section 6(d) of the Plan.

     "PARTICIPANT" shall mean any Employee or Director granted an Award under the Plan.

     "PERFORMANCE AWARD" shall mean any right granted under Section 6(c) of the Plan.

     "PERSON" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

     "PHANTOM RESTRICTED UNIT" shall mean any Award granted under Section 6(b) of the Plan and designated as a Phantom Restricted Unit.

     "RESTRICTED UNIT" shall mean any Unit granted under Section 6(b) of the Plan and designated as a Restricted Unit.

     "RESTORATION OPTION" shall mean an Option granted under Section 6(a)(iv) of the Plan.

     "SUBSTITUTE AWARDS" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Partnership or its Affiliate, or with which the Partnership or its Affiliate combines.

     "UNITS" mean units representing assignments of beneficial ownership of limited partnership interests in the Partnership.

     SECTION 3.  Administration.

     (a) Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, in addition to other express powers and authorizations conferred on the Committee by the Plan, and except as otherwise limited by the Board, the Committee shall have full power and authority to (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee or, subject to Section 3(b), Director; (iii) determine the number of Units to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award;
(v) determine whether, to what extent, and under what circumstances Awards may be exercised, canceled, forfeited, or suspended and the method or methods by which Awards may be exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances Units, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

     (b) Grants of Awards to Non-Employee Directors. Notwithstanding the provisions of Section 3(a), grants of Awards to Non-Employee Directors must be approved by the Board.

     (c) Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Partnership, any Affiliate, any Participant, any holder or beneficiary of any Award, any Unitholder and any Employee or, subject to Section 3(b), Director.

     SECTION 4.  Units Available for Awards.

     (a) Units Available.

          (i) Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Awards may be granted under the Plan shall be 8 million less the excess of (i) the number of Units awarded (and not forfeited) under the Partnership's Century Club Plan (the "Century Club
     Plan) over (ii) the Pre-1997 Century Club Limit, as defined in the Century Club Plan.

          (ii) If, after the effective date of the Plan, any Units covered by an Award granted under the Plan or by an award granted under any prior Unit award plan of the Partnership, or to which such an Award or award relates, are forfeited, or if such an Award or award terminates or is canceled without the delivery of Units, then the Units covered by such Award or award, or to which such Award or award relates, or the number of Units otherwise counted against the aggregate number of Units with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again become Units with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder or any award granted under any prior Unit award plan of the Partnership is exercised through the delivery of Units or in the event that withholding tax liabilities arising from such Award or award are, with the approval of the Board, satisfied by the withholding of Units by the Partnership, the number of Units available for Awards under the Plan shall be increased by the number of Units so surrendered or withheld. Any Units underlying Substitute Awards shall not be counted against the Units available for Awards under the Plan.

     (b) Units Available for Awards other than Options. Subject to adjustment as provided in Section 4(c), and except as otherwise expressly provided by the Board, of the number of Units with respect to which Awards may be granted in accordance with Section 4(a), the number of Units with respect to which Awards may be granted under Sections 6(b), (c), or (d) of the Plan shall be 1 million. If, after the effective date of the Plan, Awards granted under Sections 6(b),
(c), or (d) are forfeited, terminated, or canceled, or if, with the approval of the Board, Units otherwise deliverable pursuant to such Awards are applied to satisfy withholding tax liabilities, then the applicable number of Units shall not be counted against the limit set forth in the preceding sentence, to the same extent such Units again become Units with respect to which Awards may be granted under Section 4(a) or are otherwise not counted against the limit set forth in Section 4(a). Any Units underlying Substitute Awards shall not be counted against the limit set forth in the first sentence of this Section 4(b).

     (c) Adjustments. In the event that the Committee determines that any distribution (whether in the form of cash, limited partnership interests, other securities, or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of the Partnership, issuance of warrants or other rights to purchase limited partnership interests or other securities of the Partnership, any incorporation of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, if so authorized by the Board, in such manner as it may deem equitable, adjust any or all of (i) the number of Units or other securities of the Partnership (or number and kind of other securities or property) with respect to which Awards may be granted under Sections 4(a) and 4(b), (ii) the number of Units or other securities of the Partnership (or number and kind of other securities or property) subject to outstanding Awards, and
(iii) the grant or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award. In the event of incorporation of the Partnership, the Committee may, if so authorized by the Board, make such adjustments as it deems appropriate and equitable with respect to Options for the optionee to purchase stock in the resulting corporation in place of the Options. Any such adjustment or arrangement may provide for the elimination without compensation of any fractional Unit which might otherwise become subject to an Option, and shall be final and binding upon the optionee.

     SECTION 5.  Eligibility.

     Subject to Section 3(b), any Employee or Director shall be eligible to be designated a Participant.

     SECTION 6.  Awards.

     (a) Options.

          (i) Grant. Subject to the provisions of the Plan, the Committee shall (subject to Section 3(b)) have sole and complete authority to determine the Employees and/or Directors to whom Options shall be granted, the number of Units to be covered by each Option, the exercise price therefor and the conditions and limitations applicable to the exercise of the Option.

          (ii) Exercise Price. Unless otherwise expressly determined or authorized by the Board, the exercise price of an Option shall be not less than the Fair Market Value of the Units subject to the Option on the date the Option is granted.

          (iii) Exercise. Unless otherwise determined or authorized by the Committee, (A) no Option (other than a Restoration Option or an Option that is a Substitute Award) shall become initially exercisable at a rate in excess of 20% of the Units subject to the Option on each anniversary of the date of grant beginning with the first such anniversary, and (B) no Option shall be exercisable after the expiration of ten years from the date of grant. The right to exercise an Option shall be cumulative, so that to the extent that an Option is not exercised when it becomes initially exercisable with respect to any Units, it shall be exercisable with respect to such Units at any time thereafter until the expiration of the term of the Option. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

          (iv) Restoration Options. In the event that any Participant delivers Units in payment of the exercise price of any Option granted hereunder in accordance with Section 7(b), or in the event that the withholding tax liability arising upon exercise of any Option by a Participant is satisfied through the withholding by the Partnership of Units otherwise deliverable upon exercise of the Option, the Committee shall have the authority, if so authorized by the Board, to grant or provide for the automatic grant of a Restoration Option to such Participant. The grant of a Restoration Option shall be subject to the satisfaction of such conditions or criteria as the Committee in its sole discretion shall establish from time to time, to the extent authorized by the Board. A Restoration Option shall entitle the holder thereof to purchase a number of Units equal to the number of such Units so delivered or withheld upon exercise of the original Option, in the discretion of the Committee. A Restoration Option shall have a per Unit exercise price and such other terms and conditions as the Committee in its sole discretion shall determine, to the extent authorized by the Board.

     (b) Restricted Units and Phantom Restricted Units.

          (i) Grant. Subject to the provisions of the Plan, the Committee shall (subject to Section 3(b)) have sole and complete authority to determine the Employees and/or Directors to whom Restricted Units and Phantom Restricted Units shall be granted, the number of Restricted Units and/or the number of Phantom Restricted Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Unit and Phantom Restricted Units may be forfeited to the Partnership, and the other terms and conditions of such Awards.

          (ii) Transfer Restrictions. Restricted Units and Phantom Restricted Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Units, as provided in the Plan or the applicable Award Agreements. Each certificate issued in respect of Restricted Units with respect to which transfer restrictions remain in effect shall bear a legend describing the restrictions to which the Restricted Units are subject. Upon the lapse of the restrictions applicable to such Restricted Units, the owner thereof may surrender to the Partnership the certificate or certificates representing such Units and receive in exchange therefor a new certificate or certificates representing such Units free of the legend and a certificate or certificates representing the remainder of the Units, if any, with the legend.

          (iii) Payment. Each Phantom Restricted Unit shall have a value equal to the Fair Market Value of a Unit. Phantom Restricted Units shall be paid in Units, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

          (iv) Distributions. Distributions paid on or in respect of any Restricted Units or Phantom Restricted Units may be paid directly to the Participant, or may be reinvested in additional Restricted Units or in additional Phantom Restricted Units, as determined by the Committee in its sole discretion.

     (c) Performance Awards.

          (i) Grant. The Committee shall (subject to Section 3(b)) have sole and complete authority to determine the Employees and/or Directors who shall receive a "Performance Award", which shall consist of a right which is (i) denominated in Units, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

          (ii) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

          (iii) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

     (d) Other Unit-Based Awards. The Committee shall (subject to Section 3(b)) have authority to grant to eligible Employees and/or Directors an "Other Unit-Based Award", which shall consist of any right which is (i) not an Award described in paragraphs (a) through (c) above of this Section 6 and (ii) an Award of Units or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Units (including, without limitation, securities convertible into Units), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Unit-Based Award.

     SECTION 7.  General Provisions Applicable to Awards.

     (a) Awards May be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Partnership or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Partnership or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

     (b) Forms of Payment by Partnership Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement and the requirements of applicable law, payments or transfers to be made by the Partnership or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including Units, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

     (c) Limits on Transfer of Awards. Except as otherwise provided by the Committee with respect to any Award, no Award shall be transferable by a holder other than by will or the laws of descent and distribution.

     (d) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee.

     (e) Consideration for Grants. Awards may be granted for no cash consideration, for such nominal cash consideration as may be required by applicable law or for such greater amount as may be established by the Committee.

     SECTION 8.  Amendment and Termination.

     (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without the approval of the limited partners of the Partnership if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Board or, if so authorized by the Board, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

     (b) Amendments to Awards. The Board or, if so authorized by the Board, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

     (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) hereof) affecting the Partnership, any Affiliate, or the financial statements of the Partnership or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

     (d) Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may, if so authorized by the Board, cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

     SECTION 9.  Miscellaneous.

     (a) No Rights to Awards. No Employee, Director, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Directors, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

     (b) Unit Certificates. All certificates for Units or other securities of the Partnership or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any Unit exchange upon which such Units or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (c) Delegation. Subject to the terms of the Plan and applicable law, the Committee, if so authorized by the Board, may delegate to one or more officers or managers of the Partnership or any Affiliate, or to a committee of such officers or managers, the authority, subject to the terms and limitations as the Committee, as authorized by the Board, shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of the Partnership for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section.

     (d) Withholding. A Participant may be required to pay to the Partnership or any Affiliate and the Partnership or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Partnership to satisfy all obligations for the payment of such taxes.

     (e) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment of a Participant.

     (f) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Partnership or any Affiliate from adopting or continuing in effect other compensation arrangements, including without limitation any such arrangements that provide for the grant of options, restricted Units, Units and other types of Awards provided for hereunder (subject to approval of the limited partners of the Partnership if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

     (g) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Partnership or any Affiliate, or to be retained as a

Director. Further, the Partnership or an Affiliate may at any time dismiss a Participant from service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, in any Award Agreement or in any other agreement between the Partnership or any Affiliate and the Participant.

     (h) No Rights as Unitholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a Unitholder with respect to any Units to be distributed under the Plan until he or she has become the holder of such Units. Notwithstanding the foregoing, in connection with each grant of a Restricted Unit hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a Unitholder in respect of such Restricted Unit.

     (i) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of New York.

     (j) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan of the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

     (k) Additional Powers. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation or entitle the Partnership to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Partnership, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

     (l) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Partnership or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Partnership or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Partnership or any Affiliate.

     (m) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

     (n) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     SECTION 10.  Term of the Plan.

     (a) Effective Date. This amended Plan shall be effective as of November 20, 1997, subject to approval by the limited partners of the Partnership within one year thereafter.

     (b) Expiration Date. No Award shall be granted under the Plan after November 20, 2007. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

                        ALLIANCE CAPITAL MANAGEMENT L.P.

                          INSTRUCTION OF UNITHOLDER OF
               ALLIANCE CAPITAL MANAGEMENT L.P. IN CONNECTION WITH
             THE SPECIAL MEETING OF LIMITED PARTNERS AND UNITHOLDERS
                         TO BE HELD ON DECEMBER 16, 1997

                       THIS FORM OF VOTING INSTRUCTIONS IS
                     SOLICITED ON BEHALF OF THE PARTNERSHIP

         The undersigned hereby instructs Alliance ALP, Inc., the assignor limited partner (the "Assignor Limited Partner"), of Alliance Capital Management L.P. (the "Partnership"), to vote the limited partnership interests underlying all of the units registered in the name of the undersigned at the Special Meeting of Limited Partners and Unitholders (the "Special Meeting") to be held at 9:00 a.m. on December 16, 1997 in the Audio Visual Conference Room, 41st Floor, at 1345 Avenue of the Americas, New York, New York 10105, and at all adjournments or postponements thereof. The undersigned acknowledges receipt of the Notice of the Special Meeting and the accompanying Proxy Statement and hereby instructs the Assignor Limited Partner to vote as indicated hereon.

         IF INSTRUCTIONS TO VOTE ARE NOT GIVEN TO THE ASSIGNOR LIMITED PARTNER, THE LIMITED PARTNERSHIP INTERESTS UNDERLYING THE UNITS HELD BY THE UNDERSIGNED WILL NOT BE DEEMED REPRESENTED AT THE SPECIAL MEETING FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AND, ACCORDINGLY, WILL NOT BE VOTED AT THE SPECIAL MEETING.

            PLEASE SIGN AND DATE THIS FORM OF VOTING INSTRUCTIONS
                   AND RETURN IT IN THE ENCLOSED ENVELOPE.

             (Continued and to be signed and dated on reverse side)

1. Proposal to approve and adopt the Partnership's 1997 Long Term Incentive
Plan.

               FOR                 AGAINST                ABSTAIN
               [ ]                   [ ]                    [ ]


2. Proposal to amend the Century Club Plan to increase by 400,000 the number of Units with respect to which awards may be granted under, and to modify the amendment procedure of, such plan.


               FOR                 AGAINST                ABSTAIN
               [ ]                   [ ]                    [ ]



SIGNATURE(S)                                           DATE
             -----------------------------------------      --------------------
Note: In signing as attorney, executor, administrator, trustee or guardian, please indicate full title as such, and, if signing for a corporation, please give your title. When Units are in the name of more than one person, each should sign.